Exhibit 99.1

Vocera Prices Offering of $125.0 Million of 1.50% Convertible Senior Notes Due 2023
SAN JOSE, Calif., May 14, 2018 --(BUSINESSWIRE)-- Vocera Communications, Inc. (NYSE: VCRA) today announced that it has priced $125.0 million aggregate principal amount of 1.50% convertible senior notes due 2023 (the “notes”). The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Vocera also granted the initial purchasers of the notes an option to purchase up to an additional $18.75 million aggregate principal amount of notes. The sale is expected to close on May 17, 2018, subject to customary closing conditions.
Morgan Stanley & Co. LLC and Piper Jaffray are acting as initial purchasers of the notes.
The notes will be senior, unsecured obligations of Vocera, and interest of 1.50% per year will be payable semi-annually in arrears. The notes will mature on May 15, 2023, unless repurchased or converted in accordance with their terms prior to such date. Prior to February 15, 2023, the notes will be convertible at the option of holders only under certain circumstances, and thereafter, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Vocera common stock, cash or a combination of cash and shares of Vocera common stock, at the election of Vocera.
Vocera may not redeem the notes prior to the maturity date.
Holders of the notes will have the right to require Vocera to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). Vocera will also be required to increase the conversion rate for holders who convert their notes in connection with certain corporate events occurring prior to the maturity date.
The notes will have an initial conversion rate of 31.0073 shares of Vocera common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $32.25 per share. The initial conversion price represents a premium of approximately 32.5% to the $24.34 per share closing price of Vocera common stock on The New York Stock Exchange on May 14, 2018.
Vocera estimates that the net proceeds from the offering will be approximately $120.4 million (or $138.5 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by Vocera. Vocera expects to use a portion of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below to manage potential dilution. Vocera intends to use the remaining net proceeds from the offering for working capital and other general corporate purposes, which may include funding research and development, increasing our working capital, acquisitions or investments in complementary businesses, products or technologies and capital expenditures.
In connection with the pricing of the notes, Vocera has entered into privately negotiated capped call transactions with certain of the initial purchasers of the notes or their respective affiliates and another financial institution (the “capped call counterparties”). The capped call transactions will initially cover, subject to customary adjustments, the number of shares of Vocera common stock that will initially underlie the notes. The capped call transactions are expected generally to reduce the potential dilution to holders of Vocera’s common stock upon conversion of the notes, with such offset subject to a cap. If the initial purchasers of the notes exercise their option to purchase additional notes, Vocera may enter into additional capped call transactions with capped call counterparties that would initially cover, subject to customary adjustments, the number of shares of Vocera common stock that will initially underlie the notes purchased by the initial purchasers pursuant to their option to purchase additional notes.
In connection with establishing their initial hedge of the capped call transactions, the capped call counterparties have advised Vocera that they and/or their respective affiliates expect to purchase Vocera common stock and/or enter into various derivative transactions with respect to Vocera common stock concurrently with, or shortly after, the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Vocera common stock or the notes at that time.
In addition, the capped call counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Vocera common stock and/or purchasing or selling Vocera common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date of the capped call transaction). This activity could decrease (or avoid an increase) in the market price of Vocera common stock or the notes, which could affect noteholders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that noteholders will receive upon conversion of such notes.
If the initial purchasers exercise their option to purchase additional notes, Vocera may use the resulting additional proceeds of the sale of the additional notes to pay the cost of entering into the additional capped call transactions and for general corporate purposes, including funding research and development, increasing our working capital, acquisitions or investments in businesses, products or technologies that are complementary to our own and capital expenditures.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Vocera common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
The notes and any shares of Vocera common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Use of forward looking statements
This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Vocera will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and whether the capped call transactions will become effective. We undertake no obligation, and do not intend, to update these forward-looking statements after the date of this release.
CONTACT:  Investor contact: Sue Dooley, sdooley@vocera.com; Media contact: Shanna Hearon, shearon@vocera.com

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